Exhibit 99.2

FOURTH QUARTER AND FISCAL YEAR 2024
FINANCIAL RESULTS AND SHAREHOLDER LETTER

A LETTER FROM OUR CHAIRMAN AND CEO

RH REPORTS FOURTH QUARTER AND FISCAL YEAR 2024 RESULTS

FOURTH QUARTER 2024 HIGHLIGHTS

GAAP Net Revenues of $812M Increased 10%, GAAP Operating Income of $70M Increased 9%, Adjusted Operating Income of $92M Increased 38%, GAAP Operating Margin of 8.7%, Adjusted Operating Margin of 11.3%, GAAP Net Income of $14M, Adjusted Net Income of $32M, and Adjusted EBITDA Margin of 17.1%

On a comparable 13-week basis, Net Revenues Increased 18%, Operating Income Increased 25% and Adjusted Operating Income Increased 57%

Q4 Total Demand Increased 17% and RH Brand Demand Increased 21%, in each case on a comparable 13-week basis

FISCAL 2024 HIGHLIGHTS

GAAP Net Revenues of $3.181B Increased 5.0%, GAAP Operating Margin of 10.1%, Adjusted Operating Margin of 11.3%, GAAP Net Income of $72M, Adjusted Net Income of $107M, and Adjusted EBITDA Margin of 16.9%

On a comparable 52-week basis, Net Revenues Increased 6.8%

2024 Total Demand Increased 9% and RH Brand Demand Increased 12%, in each case on a comparable 52-week basis

Please see the tables below for reconciliations of all GAAP to non-GAAP measures referenced in this press release.

Except for the presentation of net revenues on a comparable 13-week and 52-week basis described below, there are no adjustments to GAAP net revenues or GAAP gross margin presented in this press release.

The extra week in fiscal 2023 contributed approximately $50 million of net revenue. GAAP net revenues for the fourth quarter of fiscal 2023 were $738 million. Excluding the 14th week, net revenues on a comparable 13-week basis were approximately $688 million. GAAP net revenues for fiscal 2023 were $3,029 million. Excluding the 53rd week, net revenues on a comparable 52-week basis were approximately $2,979 million.

The extra week in fiscal 2023 contributed approximately $8M of operating income. GAAP operating income for the fourth quarter of fiscal 2023 was $64 million. Excluding the 14th week, GAAP operating income on a comparable 13-week basis was approximately $56 million. Adjusted operating income for the fourth quarter of fiscal 2023 was $67 million. Excluding the 14th week, adjusted operating income on a comparable 13-week basis was approximately $59 million.

TO OUR PEOPLE, PARTNERS AND SHAREHOLDERS

The important work and substantial investments we’ve made over the past two years are now resulting in meaningful share gains and significant strategic separation, positioning the RH brand to expand its leadership position across the luxury home market over the next decade.

The positive inflection of our business continued to accelerate in the fourth quarter with revenue up 18%, and adjusted operating income increasing 57%, in each case on a comparable 13-week basis, outperforming other home furnishing businesses by a wide margin, as the most prolific product transformation and platform expansion in the history of our industry continues to unfold.

Our industry leading growth in the quarter was driven by the RH Brand where fourth quarter demand increased 21%, demonstrating the disruptive nature of our product transformation. While demand softened in mid-December after mortgage rates spiked and mortgage applications fell 22 percent post the Fed signaling rates would remain largely unchanged this year, RH Brand demand stabilized at up 19% in January.

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While we expect a higher risk business environment this year due to the uncertainty caused by tariffs, market volatility and inflation risk, we believe it’s important to separate the signal from the noise. The fact is, we’ve been operating in the worst housing market in almost 50 years. For context, in 1978 there were 4.09 million existing homes sold when the U.S. had a population of 223 million. Contrast that to 2024 where 4.06 million existing homes sold with a population of 341 million, and it illuminates just how depressed the housing market has been this past year.

Despite that fact, we are performing at a level most would expect in a robust housing market. We believe it’s a result of investing with a very narrow focus and a long-term view, or what we like to call, “An inch wide and a mile deep.”  Elevating and expanding our platform by creating the most desired products presented in the most inspiring spaces in the world, with bespoke interior design services and beautiful restaurants that generate energy, engagement and tremendous awareness of the RH brand, while also serving as a profitable customer acquisition vehicle. Our intentions and attention to detail are reflected in everything we do, and in every house we turn into a home.

While we ended the year with meaningful debt, mostly due to our stock repurchases of $2.2 billion, we also ended the year with incredible business momentum and meaningful assets. These assets include real estate that we believe has an estimated equity value of approximately $500 million, which we plan to monetize opportunistically as market conditions warrant, and excess inventory of $200 to $300 million at cost, that we plan to turn into cash as we optimize our assortments post our product transformation. Inclusive of our plans for significant and growing cash flow from operations, we remain confident in our ability to make the necessary investments to continue our industry leading growth, while paying down debt and lowering interest expense.

OUTLOOK

Based on our current plans and the uncertain macroeconomic environment we are providing the following financial outlook for the full year and first quarter.

Fiscal Year 2025

Revenue Growth of 10% to 13%

Adjusted Operating Margin of 14% to 15%

Adjusted EBITDA Margin of 20% to 21%

First Quarter 2025

Revenue Growth of 12.5% to 13.5%

Adjusted Operating Margin of 6.5% to 7.0%

Adjusted EBITDA Margin of 12.5% to 13.0%

The above outlook includes a negative 160 to 200 basis point Operating Margin impact from investments and startup costs to support our international expansion.

“EVERY ACT OF CREATION IS FIRST AN ACT OF DESTRUCTION” – Pablo Picasso

We have worked hard to destroy the former version of ourselves and are in the process of unleashing what we believe is an exponentially more inspiring and disruptive RH brand. We believe the important investments we are making during this depressed housing cycle are creating a level of strategic separation in our industry that rivals the most important brands in the world.

Our Product Transformation Plans for 2025 include:

The introduction of our new RH Outdoor Sourcebook, featuring the most dominant assortment of high-quality outdoor furniture in the world arrived in homes early February with eight new furniture collections, an exciting new textiles offering, plus a significantly improved in-stock position to start the season versus a year ago.

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The introduction of our new RH Interiors Sourcebook arrived in homes mid-February though early March, featuring 42 new collections across furniture, upholstery, lighting, rugs and textiles, as well as an additional 15 new collections launched on RH.com. While we had planned a higher amount of new collections for this book, due to the rapidly changing economic outlook, we believed it was prudent to delay some of our introductions until later in the year.

The launch of a significant new brand extension in the Fall of 2025 that we believe will meaningfully expand the market size and share of the RH brand. This new brand extension will include a new Sourcebook, a significant website presence and two freestanding Galleries dedicated to the New Concept. Our plan includes integrating RH Couture Upholstery by Dmitriy & Co. and RH Bespoke Furniture by Joseph Jeup into this new brand extension, enabling greater exposure and market reach versus standalone concepts. We will be sharing more details of this exciting new venture during our first quarter earnings call.

As communicated last quarter, we do not expect a negative impact to results related to previously announced increased tariffs on products from China, Canada or Mexico. As it relates to reciprocal and other tariffs that will be announced today, as we’ve done with prior tariffs, we will be working with our manufacturing partners to mitigate the impact to both our margins and costs to our customers.

We believe it is also important to note that we have been manufacturing upholstered furniture in our own North Carolina factory for over ten years, and have recently expanded the facility, doubling our capacity. We are currently projecting that 48% of our upholstered furniture will be produced in the U.S., 21% of our upholstered furniture will be produced in Italy, and 14% of our total business will be produced in the U.S. by the end of this year.

Now let me shift your attention to the expansion of our platform.

PLATFORM EXPANSION

We continue to open the most inspiring and immersive physical experiences in our industry and some would say the world. Spaces that are a reflection of human design, a study of balance, symmetry and perfect proportions. Spaces that blur the lines between residential and retail, indoors and outdoors, home and hospitality. Spaces with garden courtyards, rooftop restaurants, wine and barista bars. Spaces that activate all of the senses, and spaces that cannot be replicated online.

Our plan to expand the RH brand globally, address new markets locally, and transform our North American Galleries represents a multi-billion-dollar opportunity.

Our Platform Expansion Plans for 2025 include:

The opening of 7 Design Galleries, 2 Outdoor Galleries, plus 2 New Concept Galleries.

The seven new Design Galleries are: RH Oklahoma City, The Gallery at the Oak and RH Montreal, The Gallery at Royalmount, both opening in the first half of this year. RH Paris, The Gallery on the Champs-Élysées, RH Detroit, The Gallery in Birmingham, RH Manhasset, The Gallery at the Americana, RH San Diego, The Gallery at University Town Center, and RH Palm Desert, The Gallery on El Paseo, are all opening in the second half of this year.

Additionally, we plan to expand our brand presence in Greenwich, Connecticut, by developing a multi-building RH Design Ecosystem inclusive of the existing RH Gallery at the Historic Post Office, a freestanding RH Outdoor Gallery that opened last month, plus a New Concept Gallery in the former Ralph Lauren building on Greenwich Avenue opening in the second half of this year.

We also plan to expand our brand presence in East Hampton this Summer by opening a freestanding RH Outdoor Gallery and are exploring plans to further enhance our Design Ecosystem with a New Concept Gallery in the near future.

As previously communicated, we anticipate an inflection of our business in Europe as we begin to open in the important brand building markets of Paris in 2025, plus London and Milan in 2026, all with dramatic and brand

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building hospitality experiences. We believe post each opening we will begin to have the scale to support the necessary advertising investments to accelerate our growth in Europe.

“EVERY MOVEMENT HAS A LUNATIC FRINGE.” – Theodore Roosevelt

America’s first Nobel Prize winner. Commander of the legendary Rough Riders. Medal of Honor recipient. Promoter of the Conservation Movement. Leader of the Progressive Movement. Noted for his exuberant personality and ranked by scholars as one of our greatest presidents. Theodore “Teddy” Roosevelt proclaimed in his famous speech at the Sorbonne in Paris…

“It is not the critic who counts; not the man or woman who points out how the strong man stumbles, or where the doer of deeds could have done better. The credit belongs to the man or woman who is actually in the arena. Whose face is marred by dust and sweat and blood. Who strives valiantly. Who errs and comes up short again and again. Because there is no effort without error or shortcoming. But he or she who actually strives to do the deeds, who knows the great enthusiasms, the great devotions. Who spends himself in a worthy cause. Who at his best, knows in the end, the triumph of high achievement, and who at his worst, if he fails, as least fails while daring greatly. So his place shall never be with those cold and timid souls who neither know victory nor defeat.”

While our ambitions are not political, they are personal.

We remain inspired by the progressive thinkers, unafraid to push forward new ideas and fresh perspectives. It’s a culture of leadership versus follow-ship, innovation versus duplication, enlightenment versus ego. It’s believing none of us are smarter than all of us, that we need all the brains in the game and the egos out of the room. It’s about thinking until it hurts, until we can see what others can’t see, so we can do what others can’t do.

That’s how you transform a money losing Restoration Hardware store at Aventura Mall in Miami that did $2 million in annual sales into an RH Gallery that does $44 million in the exact same space with the exact same square footage. It’s also how we will transform that $44 million dollar legacy Gallery into a $100 million dollar plus RH Design Compound (a yet to be unveiled multi-building design resort of sorts) in the parking lot of the same shopping center.

Over 20 years ago, we began this journey with a vision of transforming a nearly bankrupt business that had a $20 million market cap and a box of Oxydol laundry detergent on the cover of its catalog into the leading luxury home brand in the world. The lessons and learnings, the insights and intricacies, the sacrifices made and scar tissue developed by getting knocked down 10 times and getting up 11 leads to the development of the mental and moral qualities that build character in individuals and form cultures in organizations. Lessons that can’t be learned in a classroom, or by managing a business, lessons that must be earned by building one.

Are we a part of the lunatic fringe?

If it means, as President Roosevelt said in his speech at the Sorbonne, that “our place shall never be with those cold and timid souls who neither know victory nor defeat,” then put us in that arena.

Onward Team RH.

Carpe Diem,

Gary Friedman

Chairman & Chief Executive Officer

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Note:

Demand is an operating metric that we use in reference to the dollar value of orders placed (orders convert to net revenue upon a customer obtaining control of the merchandise) and excludes exchanges and shipping fees.

Total demand represents the demand generated from all of our businesses including RH Interiors, RH Modern, RH Contemporary, RH Outdoor, RH Baby & Child, RH TEEN, RH Contract, Membership, Dmitriy & Co, Joseph Jeup and Waterworks, as well as sales from RH Hospitality and RH Outlet.

RH Brand Demand represents demand from RH Interiors, RH Modern, RH Contemporary and RH Outdoor generated through our Galleries and online.

Due to fiscal 2023 being a 53-week year, demand growth for fiscal 2024 and for the fourth quarter of fiscal 2024 excludes the extra week, and is therefore calculated on a 52-week and 13-week comparable basis, respectively.

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NON-GAAP FINANCIAL MEASURES

To supplement our consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles (“GAAP”), we use the following non-GAAP financial measures: adjusted net revenues, adjusted operating income, adjusted net income, adjusted diluted net income per share, free cash flow, adjusted free cash flow, adjusted operating margin, adjusted gross margin, adjusted gross profit, adjusted selling, general and administrative expenses, adjusted selling, general and administrative expenses margin, adjusted capital expenditures, EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, trailing twelve months EBITDA and trailing twelve months adjusted EBITDA (collectively, “non-GAAP financial measures”). We compute these measures by adjusting the applicable GAAP measures to remove the impact of certain recurring and non-recurring charges and gains and to adjust for the impact of income tax items related to such adjustments to our GAAP financial statements. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. We use these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. We believe that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by senior leadership in its financial and operational decision making. The non-GAAP financial measures we use in this release may be different from the non-GAAP financial measures, including similarly titled measures, used by other companies. For more information on the non-GAAP financial measures, please see the Reconciliation of GAAP to non-GAAP financial measures tables in this release. These accompanying tables include details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

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FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements within the meaning of the federal securities laws, including without limitation, our expectations regarding the housing market and demand trends; our expectations regarding market share gains and our growth trajectory in comparison to other industry participants in 2024 and beyond; our plans regarding global expansion including over the next decade; our belief that aggressive investing during a downturn positions us to capitalize on certain long-term opportunities, and that such opportunities have begun to materialize; our expectations around the impact of monetary policy on the housing market; our belief that our investments will create meaningful long-term value for our shareholders; our belief that our product transformation plans represent the most prolific product transformation and platform expansion in the history of our industry; our beliefs and expectations around the impact of our Sourcebook mailing strategy in elevating our brand and business our plans to capitalize on certain demand trends in connection with our Sourcebook mailing strategy, including the near-term benefits of our investment in the Sourcebook and the introduction of our 2025 RH Outdoor Sourcebook; our plans and expectations with respect to RH Couture Upholstery by Dmitriy & Co.; our beliefs and expectations regarding our new brand extension in Fall 2025; our belief that our platform expansion plans represent a multi-billion dollar opportunity; our plans and expectations regarding platform expansion for 2025, including with respect to the openings of North American Design Galleries in various locations, Outdoor Galleries and New Concept Galleries; our plans to further our global expansion efforts in Europe and the United Kingdom by opening Galleries  in 2025 and 2026, including our expectations for inflection in our international business; our expectations regarding business conditions in 2025 and beyond; our plans and beliefs around our online platform and website strategies, including the timing of such updates and intentions to file design patents on user interface and product presentation designs; our beliefs and plans to monetize our assets based upon market conditions and to convert excess inventory into cash; our beliefs around the risks associated with uncertainty surrounding trade policy, including our expectations regarding the potential effect of increased tariffs on our operations; our plans to reposition our supply chain, including the timing of exiting China-based manufacturing in fiscal 2025 and transitioning Mexico-based manufacturers without disruption; our plans and expectations regarding our manufacturing capacity in the U.S. and abroad, including our projections for 2025; our plans and expectations regarding production of products in the U.S. and sourcing of products from production facilities located in the U.S.; our forecasts and outlook for fiscal 2025 including among other matters increased backlog, investments and startup costs to support our international expansion, demand growth, revenue growth, adjusted operating margin, and adjusted EBITDA margin; our plan to open Design Galleries in every major market, generating revenues of $5 to $6 billion in North America, and $20 to $25 billion globally; our beliefs with respect to the RH brand and our products; our strategy to move the brand beyond curating and selling product to conceptualizing and selling spaces by building an ecosystem of Products, Places, Services and Spaces that establishes the RH brand as a global thought leader, taste and place maker; our beliefs regarding the impact of our Galleries, interior design services, and hospitality experiences on our products; our plans and expectations regarding our hospitality efforts, including RH Guesthouses, RH Yountville, RH1 and RH2, our private jets, and RH3, our luxury yacht; our goal to create a new market for travelers seeking privacy and luxury in the $200 billion North American hotel industry; our long-term strategy of building the world’s first consumer-facing architecture, interior design and landscape architecture services platform inside our Galleries; our plans and expectations regarding the launch of RH Residences; the entirety of our strategy coming to life digitally with The World of RH; our plans and expectations regarding the introduction of RH Media; our belief that our global expansion plans multiplies the market opportunity to $7 to $10 trillion; our belief that no one is better positioned than RH to create an ecosystem that makes taste inclusive, and by doing so, elevating and rendering our way of life more valuable; and any statements or assumptions underlying any of the foregoing.

You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “short-term,” “non-recurring,” “one-time,” “unusual,” “should,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Forward-looking statements are subject to risk and uncertainties that may cause actual results to differ materially from those that we expected. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors and it is impossible for us to anticipate all factors that could affect our actual results. Matters that we identify as “short-term,” “non-recurring,” “unusual,” “one-time,” or other words and terms of similar meaning may, in fact, not be short term and may recur in one or more future financial reporting periods. We cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences or affect us or our operations in the way we expect, or that future developments affecting us will be those that we have anticipated. All discussions of new developments are subject to inherent uncertainty as to timing and the manner in which a new development may ultimately be launched including that certain new concepts may be canceled prior to introduction. Important risks and uncertainties that could cause actual results to differ materially from our expectations include, among others, risks related to our dependence on key personnel and any changes in key personnel; negative publicity; successful implementation of our growth strategy; uncertainties in the current and long-term performance of our business including a range of risks related to our operations as well as external economic factors; general economic conditions and the impact on consumer confidence and spending; changes in customer demand for our products; decisions concerning the allocation of capital including the extent to which we repurchase additional shares of our common stock which will affect shares outstanding and EPS; factors affecting our outstanding indebtedness; our ability to anticipate consumer preferences and buying trends, and maintain our brand promise to customers; changes in consumer spending based on weather and other conditions beyond our control; risks related to the number of new business initiatives we are undertaking including international expansion, our real estate and Gallery development strategy and our expansion into new business areas such as

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hospitality; strikes and work stoppages affecting port workers and other industries involved in the transportation of our products; our ability to obtain our products in a timely fashion or in the quantities required; risks related to our sourcing and supply chain including our dependence on imported products produced by foreign manufacturers and risks related to importation of such products; risks related to the operations of our vendors; risks related to tariffs; and those other risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in RH’s Annual Report on Form 10-K most recently filed with the Securities and Exchange Commission (“SEC”), and similar disclosures in subsequent reports filed with the SEC, which are available on our investor relations website at ir.rh.com and on the SEC website at www.sec.gov. You should not place undue reliance on these forward-looking statements. Any forward-looking statement made by us in this release speaks only as of the date on which we made it. RH expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such forward-looking statements to reflect any change in its expectations with regard thereto, whether as a result of new information or any changes in the events, conditions or circumstances on which any such forward-looking statement is based except as required by law. All forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements, as well as other cautionary statements. You should evaluate all forward-looking statements made in this release in the context of these risks and uncertainties.

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CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	THREE MONTHS ENDED				YEAR ENDED
	FEBRUARY 1,	% OF NET	FEBRUARY 3,	% OF NET	FEBRUARY 1,	% OF NET	FEBRUARY 3,	% OF NET
	2025	REVENUES	2024	REVENUES	2025	REVENUES	2024	REVENUES

	(dollars in thousands, except per share amounts)
Net revenues	$812,406	100.0%	$738,260	100.0%	$3,180,753	100.0%	$3,029,126	100.0%
Cost of goods sold	449,609	55.3	417,309	56.5	1,765,821	55.5	1,640,107	54.1
Gross profit	362,797	44.7	320,951	43.5	1,414,932	44.5	1,389,019	45.9
Selling, general and administrative expenses	292,468	36.0	256,696	34.8	1,092,345	34.4	1,022,948	33.8
Income from operations	70,329	8.7	64,255	8.7	322,587	10.1	366,071	12.1
Other expenses
Interest expense—net	56,977	7.0	59,418	8.1	230,601	7.2	198,296	6.6
Other (income) expense—net	2,866	0.4	(3,388)	(0.5)	3,395	0.1	1,078	—
Total other expenses	59,843	7.4	56,030	7.6	233,996	7.3	199,374	6.6
Income before taxes and equity method investments	10,486	1.3	8,225	1.1	88,591	2.8	166,697	5.5
Income tax expense (benefit)	(6,083)	(0.7)	(6,354)	(0.9)	4,799	0.2	28,261	0.9
Income before equity method investments	16,569	2.0	14,579	2.0	83,792	2.6	138,436	4.6
Share of equity method investments loss—net	2,652	0.3	3,198	0.5	11,380	0.3	10,875	0.4
Net income	$13,917	1.7%	$11,381	1.5%	$72,412	2.3%	$127,561	4.2%
Weighted-average shares used in computing basic net income per share	18,631,801		18,268,580		18,487,319		19,880,576
Basic net income per share	$0.75		$0.62		$3.92		$6.42
Weighted-average shares used in computing diluted net income per share	20,086,072		19,902,470		19,991,599		21,600,478
Diluted net income per share	$0.69		$0.57		$3.62		$5.91

Our fiscal year ends on the Saturday closest to January 31. As a result, our fiscal year may include 53 weeks. Our fiscal year ended February 1, 2025 (“fiscal 2024”) consisted of 52 weeks and our fiscal year ended February 3, 2024 (“fiscal 2023”) consisted of 53 weeks. As a result, the fourth quarter of fiscal 2024 consisted of 13 weeks and the fourth quarter of fiscal 2023 consisted of 14 weeks.

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CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	FEBRUARY 1,	FEBRUARY 3,
	2025	2024

	(in thousands)
ASSETS
Cash and cash equivalents	$30,413	$123,688
Merchandise inventories	1,019,591	754,126
Other current assets	241,327	224,088
Total current assets	1,291,331	1,101,902
Property and equipment—net	1,883,176	1,685,858
Operating lease right-of-use assets	617,103	625,801
Goodwill and intangible assets	217,061	216,960
Equity method investments	126,909	128,668
Deferred tax assets and other non-current assets	419,109	384,708
Total assets	$4,554,689	$4,143,897
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Liabilities
Accounts payable and accrued expenses	$413,406	$366,585
Deferred revenue and customer deposits	291,815	282,812
Convertible senior notes due 2024—net	—	41,835
Other current liabilities	199,905	181,636
Total current liabilities	905,126	872,868
Asset based credit facility	200,000	—
Term loan B—net	1,903,144	1,919,885
Term loan B-2—net	468,019	468,696
Real estate loans—net	15,524	17,766
Non-current operating lease liabilities	573,468	576,166
Non-current finance lease liabilities	630,655	566,829
Deferred tax liabilities and other non-current obligations	22,342	19,081
Total liabilities	4,718,278	4,441,291
Stockholders’ deficit	(163,589)	(297,394)
Total liabilities and stockholders’ deficit	$4,554,689	$4,143,897

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CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	YEAR ENDED
	FEBRUARY 1,	FEBRUARY 3,
	2025	2024

	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$72,412	$127,561
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash operating lease cost and finance lease interest expense	128,302	120,521
Depreciation and amortization	130,191	118,989
Stock-based compensation expense	44,185	39,384
Asset impairments	37,570	8,339
Deferred income taxes	(1,494)	25,266
Share of equity method investments loss—net	11,380	10,875
Other non-cash items	9,097	7,362
Change in assets and liabilities:
Merchandise inventories	(268,573)	47,274
Prepaid expense and other assets	(19,392)	(65,658)
Landlord assets under construction—net of tenant allowances	(51,538)	(25,368)
Accounts payable and accrued expenses	46,778	(41,070)
Deferred revenue and customer deposits	9,352	(42,974)
Other changes in assets and liabilities	(131,175)	(128,287)
Net cash provided by operating activities	17,095	202,214
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(230,788)	(269,356)
Equity method investments	(9,621)	(38,075)
Net cash used in investing activities	(240,409)	(307,431)
CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings under asset based credit facility	200,000	—
Repayments under term loans	(25,000)	(25,000)
Repayments of convertible senior notes	(41,904)	(1,696)
Principal payments under finance lease agreements—net of tenant allowances	(20,752)	(13,972)
Repurchases of common stock—inclusive of excise taxes paid	(11,988)	(1,252,899)
Proceeds from exercise of stock options	30,904	12,122
Other financing activities	(674)	(1,586)
Net cash provided by (used in) financing activities	130,586	(1,283,031)
Effects of foreign currency exchange rate translation on cash	(547)	173
Net decrease in cash and cash equivalents and restricted cash	(93,275)	(1,388,075)
Cash and cash equivalents and restricted cash
Beginning of period—cash and cash equivalents	123,688	1,508,101
Beginning of period—restricted cash	—	3,662
Beginning of period—cash and cash equivalents and restricted cash	$123,688	$1,511,763

End of period—cash and cash equivalents	$30,413	$123,688

Our fiscal year ends on the Saturday closest to January 31. As a result, our fiscal year may include 53 weeks. Our fiscal year ended February 1, 2025 (“fiscal 2024”) consisted of 52 weeks and our fiscal year ended February 3, 2024 (“fiscal 2023”) consisted of 53 weeks. As a result, the fourth quarter of fiscal 2024 consisted of 13 weeks and the fourth quarter of fiscal 2023 consisted of 14 weeks.

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CALCULATION OF FREE CASH FLOW

(Unaudited)

	THREE MONTHS ENDED		YEAR ENDED
	FEBRUARY 1,	FEBRUARY 3,	FEBRUARY 1,	FEBRUARY 3,
	2025	2024	2025	2024

	(in thousands)
Net cash provided by (used in) operating activities	$(18,774)	$(113,958)	$17,095	$202,214
Capital expenditures	(50,891)	(137,516)	(230,788)	(269,356)
Free cash flow(1)	$(69,665)	$(251,474)	$(213,693)	$(67,142)
(1)	Free cash flow is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define free cash flow as net cash provided by (used in) operating activities less capital expenditures. Free cash flow is included in this shareholder letter because we believe that this measure provides useful information to our senior leadership team and investors in understanding the strength of our liquidity and our ability to generate additional cash from our business operations. Free cash flow should not be considered in isolation or as an alternative to cash flows from operations calculated in accordance with GAAP and should be considered alongside our other liquidity performance measures that are calculated in accordance with GAAP, such as net cash provided by (used in) operating activities and our other GAAP financial results. Our senior leadership team uses this non-GAAP financial measure in order to have comparable financial results for the purpose of analyzing changes in our underlying business from quarter to quarter. Our measure of free cash flow is not necessarily comparable to other similarly titled measures for other companies due to different methods of calculation.

Our fiscal year ends on the Saturday closest to January 31. As a result, our fiscal year may include 53 weeks. Our fiscal year ended February 1, 2025 (“fiscal 2024”) consisted of 52 weeks and our fiscal year ended February 3, 2024 (“fiscal 2023”) consisted of 53 weeks. As a result, the fourth quarter of fiscal 2024 consisted of 13 weeks and the fourth quarter of fiscal 2023 consisted of 14 weeks.

T-4	FOURTH QUARTER AND FISCAL 2024 FINANCIAL RESULTS AND SHAREHOLDER LETTER

CALCULATION OF ADJUSTED CAPITAL EXPENDITURES

(Unaudited)

	THREE MONTHS ENDED		YEAR ENDED
	FEBRUARY 1,	FEBRUARY 3,	FEBRUARY 1,	FEBRUARY 3,
	2025	2024	2025	2024

	(in thousands)
Capital expenditures	$50,891	$137,516	$230,788	$269,356
Landlord assets under construction—net of tenant allowances	18,506	6,751	51,538	25,368
Adjusted capital expenditures(1)(2)	$69,397	$144,267	$282,326	$294,724
(1)	Adjusted capital expenditures is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted capital expenditures as capital expenditures from investing activities and cash outflows of capital related to construction activities to design and build landlord-owned leased assets, net of tenant allowances received during the construction period. Adjusted capital expenditures is included in this shareholder letter because our senior leadership team believes that adjusted capital expenditures provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. Our measure of adjusted capital expenditures is not necessarily comparable to other similarly titled measures for other companies due to different methods of calculation.
(2)	Landlord tenant allowances received subsequent to lease commencement are reflected as a reduction to principal payments under finance lease agreements within financing activities on the condensed consolidated statements of cash flows and are excluded from our calculation of adjusted capital expenditures. We received landlord tenant allowances subsequent to lease commencement of $4.8 million and $2.4 million in the year ended February 1, 2025 and February 3, 2024, respectively. We received landlord tenant allowances subsequent to lease commencement of $4.8 million in the three months ended February 1, 2025 and did not receive any such tenant allowances in the three months ended February 3, 2024.

T-5	FOURTH QUARTER AND FISCAL 2024 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF GAAP NET INCOME TO ADJUSTED NET INCOME

(Unaudited)

	THREE MONTHS ENDED		YEAR ENDED
	FEBRUARY 1,	FEBRUARY 3,	FEBRUARY 1,	FEBRUARY 3,
	2025	2024	2025	2024

	(in thousands)
GAAP net income	$13,917	$11,381	$72,412	$127,561
Adjustments (pre-tax):
Selling, general and administrative expenses:
Asset impairments(1)	16,526	—	36,071	3,531
Non-cash compensation(2)	863	2,113	4,532	9,640
Reorganization related costs(3)	4,423	—	4,423	7,621
Legal settlements—net(4)	—	500	(9,375)	8,500
Recall accrual(5)	—	—	—	(1,576)
Subtotal adjusted items	21,812	2,613	35,651	27,716
Impact of income tax items(6)	(6,646)	(2,919)	(12,222)	(18,787)
Share of equity method investments loss—net(7)	2,652	3,198	11,380	10,875
Adjusted net income(8)	$31,735	$14,273	$107,221	$147,365
(1)	The adjustments in the three months and year ended February 1, 2025 include $17 million for property and equipment of Galleries under construction. The adjustment in the year ended February 1, 2025 also includes $19 million of long-lived asset impairment for our two Design Galleries in Germany. These two Design Galleries were a required part of a real estate lease acquisition strategy of four European locations that included our two key iconic Design Galleries of RH Paris and RH London. We intentionally decided not to extend the leases of the Design Galleries in Germany beyond their pre-existing terms, both of which end in 2027, until we have greater clarity of business post the opening of the locations in Paris and London. In addition, the adjustment in the year ended February 1, 2025 includes pre-acquisition costs related to an unsuccessful joint venture arrangement of $1.0 million. The adjustment in the year ended February 3, 2024 includes impairment of property and equipment of $2.2 million related to the interior refresh of our Design Galleries, as well as impairment of a loan receivable of $1.3 million.
(2)	Represents the amortization of the non-cash compensation charge related to an option grant made to Mr. Friedman in October 2020.
(3)	Represents severance costs and related payroll taxes associated with reorganizations.
(4)	The adjustment in the year ended February 1, 2025 represents favorable legal settlements received of $10 million, partially offset by costs incurred in connection with one of the matters. The adjustments in the three months and year ended February 3, 2024 represent legal settlements associated with class action litigation matters.
(5)	Represents accrual adjustments related to product recall charges.
(6)	We exclude the GAAP tax provision and apply a non-GAAP tax provision based upon (i) adjusted pre-tax net income, (ii) the projected annual adjusted tax rate and (iii) the exclusion of material discrete tax items that are unusual or infrequent, such as the Federal Rehabilitation Tax Credit related to the San Francisco Design Gallery in the year ended February 3, 2024. The adjustments for the three months ended February 1, 2025 and February 3, 2024 are based on adjusted tax rates of 1.7% and (31.7)%, respectively. The adjustments for the year ended February 1, 2025 and February 3, 2024 are based on adjusted tax rates of 13.7% and 24.2%, respectively.
(7)	Represents our proportionate share of the net loss of our equity method investments.
(8)	Adjusted net income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted net income as consolidated net income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted net income is included in this shareholder letter because our senior leadership team believes that adjusted net income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. Our measure of adjusted net income is not necessarily comparable to other similarly titled measures for other companies due to different methods of calculation.

T-6	FOURTH QUARTER AND FISCAL 2024 FINANCIAL RESULTS AND SHAREHOLDER LETTER

Our fiscal year ends on the Saturday closest to January 31. As a result, our fiscal year may include 53 weeks. Our fiscal year ended February 1, 2025 (“fiscal 2024”) consisted of 52 weeks and our fiscal year ended February 3, 2024 (“fiscal 2023”) consisted of 53 weeks. As a result, the fourth quarter of fiscal 2024 consisted of 13 weeks and the fourth quarter of fiscal 2023 consisted of 14 weeks.

T-7	FOURTH QUARTER AND FISCAL 2024 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF DILUTED NET INCOME PER SHARE TO
ADJUSTED DILUTED NET INCOME PER SHARE

(Unaudited)

	THREE MONTHS ENDED		YEAR ENDED
	FEBRUARY 1,	FEBRUARY 3,	FEBRUARY 1,	FEBRUARY 3,
	2025	2024	2025	2024
Diluted net income per share(1)(2)	$0.69	$0.57	$3.62	$5.91
Pro forma diluted net income per share(2)(3)	$0.69	$0.58	$3.64	$5.95
Per share impact of adjustments (pre-tax)(4):
Asset impairments	0.83	—	1.81	0.16
Non-cash compensation	0.04	0.10	0.23	0.45
Reorganization related costs	0.22	—	0.22	0.36
Legal settlements—net	—	0.03	(0.47)	0.39
Recall accrual	—	—	—	(0.07)
Subtotal adjusted items	1.09	0.13	1.79	1.29
Impact of income tax items(4)	(0.33)	(0.15)	(0.61)	(0.88)
Share of equity method investments loss—net(4)	0.13	0.16	0.57	0.51
Adjusted diluted net income per share(2)(5)	$1.58	$0.72	$5.39	$6.87
(1)	For the year ended February 1, 2025 and for the three months and year ended February 3, 2024, we incurred dilution for the principal of the convertible senior notes assuming the if-converted method. For non-GAAP purposes, our adjusted diluted shares outstanding calculation excludes the dilutive impact of the principal value of the convertible senior notes since we have the intent and ability to settle the principal value of such notes in cash.
(2)	For the three months ended February 1, 2025, the diluted share count used to calculate our diluted net income per share, pro forma diluted net income per share and adjusted diluted net income per share is the same due to the convertible senior notes maturing in the third quarter of fiscal 2024.
(3)	Pro forma diluted net income per share for the year ended February 1, 2025 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 19,895,339, which excludes dilution of 96,260 shares related to the 2024 Notes.

Pro forma diluted net income per share for the three months ended February 3, 2024 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 19,745,302, which excludes dilution of 157,168 shares related to the 2024 Notes. Pro forma diluted net income per share for the year ended February 3, 2024 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 21,451,489, which excludes dilution of 148,989 shares related to the 2023 Notes and 2024 Notes.

(4)	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
(5)	Adjusted diluted net income per share is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted diluted net income per share as consolidated net income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance divided by our pro forma share count. Adjusted diluted net income per share is included in this shareholder letter because our senior leadership team believes that adjusted diluted net income per share provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. Our measure of adjusted diluted net income per share is not necessarily comparable to other similarly titled measures for other companies due to different methods of calculation.

Our fiscal year ends on the Saturday closest to January 31. As a result, our fiscal year may include 53 weeks. Our fiscal year ended February 1, 2025 (“fiscal 2024”) consisted of 52 weeks and our fiscal year ended February 3, 2024 (“fiscal 2023”) consisted of 53 weeks. As a result, the fourth quarter of fiscal 2024 consisted of 13 weeks and the fourth quarter of fiscal 2023 consisted of 14 weeks.

T-8	FOURTH QUARTER AND FISCAL 2024 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF SELLING, GENERAL AND ADMINISTRATIVE EXPENSES TO
ADJUSTED SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

(Unaudited)

	THREE MONTHS ENDED		YEAR ENDED
	FEBRUARY 1,	FEBRUARY 3,	FEBRUARY 1,	FEBRUARY 3,
	2025	2024	2025	2024

	(dollars in thousands)
Selling, general and administrative expenses	$292,468	$256,696	$1,092,345	$1,022,948
Asset impairments(1)	(16,526)	—	(36,071)	(3,531)
Non-cash compensation(1)	(863)	(2,113)	(4,532)	(9,640)
Reorganization related costs(1)	(4,423)	—	(4,423)	(7,621)
Legal settlements—net(1)	—	(500)	9,375	(8,500)
Recall accrual(1)	—	—	—	1,576
Adjusted selling, general and administrative expenses(2)	$270,656	$254,083	$1,056,694	$995,232
Net revenues	$812,406	$738,260	$3,180,753	$3,029,126
Selling, general and administrative expenses margin(3)	36.0%	34.8%	34.4%	33.8%
Adjusted selling, general and administrative expenses margin(3)	33.3%	34.4%	33.2%	32.9%
(1)	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
(2)	Adjusted selling, general and administrative expenses is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted selling, general and administrative expenses as consolidated selling, general and administrative expenses, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted selling, general and administrative expenses is included in this shareholder letter because our senior leadership team believes that adjusted selling, general and administrative expenses provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. Our measure of adjusted selling, general and administrative expenses is not necessarily comparable to other similarly titled measures for other companies due to different methods of calculation.
(3)	We define selling, general and administrative expenses margin as selling, general and administrative expenses divided by net revenues. We define adjusted selling, general and administrative expenses margin as adjusted selling, general and administrative expenses divided by net revenues and use this non-GAAP financial measure for the same reasons we use adjusted selling, general and administrative expenses.

Our fiscal year ends on the Saturday closest to January 31. As a result, our fiscal year may include 53 weeks. Our fiscal year ended February 1, 2025 (“fiscal 2024”) consisted of 52 weeks and our fiscal year ended February 3, 2024 (“fiscal 2023”) consisted of 53 weeks. As a result, the fourth quarter of fiscal 2024 consisted of 13 weeks and the fourth quarter of fiscal 2023 consisted of 14 weeks.

T-9	FOURTH QUARTER AND FISCAL 2024 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF NET INCOME TO OPERATING INCOME
AND ADJUSTED OPERATING INCOME

(Unaudited)

	THREE MONTHS ENDED		YEAR ENDED
	FEBRUARY 1,	FEBRUARY 3,	FEBRUARY 1,	FEBRUARY 3,
	2025	2024	2025	2024

	(dollars in thousands)
Net income	$13,917	$11,381	$72,412	$127,561
Interest expense—net	56,977	59,418	230,601	198,296
Other (income) expense—net	2,866	(3,388)	3,395	1,078
Income tax expense (benefit)	(6,083)	(6,354)	4,799	28,261
Share of equity method investments loss—net	2,652	3,198	11,380	10,875
Operating income	70,329	64,255	322,587	366,071
Asset impairments(1)	16,526	—	36,071	3,531
Non-cash compensation(1)	863	2,113	4,532	9,640
Reorganization related costs(1)	4,423	—	4,423	7,621
Legal settlements—net(1)	—	500	(9,375)	8,500
Recall accrual(1)	—	—	—	(1,576)
Adjusted operating income(2)	$92,141	$66,868	$358,238	$393,787
Net revenues	$812,406	$738,260	$3,180,753	$3,029,126
Operating margin(3)	8.7%	8.7%	10.1%	12.1%
Adjusted operating margin(3)	11.3%	9.1%	11.3%	13.0%
(1)	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
(2)	Adjusted operating income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted operating income as consolidated operating income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted operating income is included in this shareholder letter because our senior leadership team believes that adjusted operating income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. Our measure of adjusted operating income is not necessarily comparable to other similarly titled measures for other companies due to different methods of calculation.
(3)	We define operating margin as operating income divided by net revenues. We define adjusted operating margin as adjusted operating income divided by net revenues and use this non-GAAP financial measure for the same reasons we use adjusted operating income. We are not able to provide a reconciliation of our adjusted operating margin financial guidance or other non-GAAP financial guidance to the corresponding GAAP measure without unreasonable effort because of the uncertainty and variability of the nature and amount of the non-recurring and other items that are excluded from such non-GAAP financial measures. Such adjustments in future periods are generally expected to be similar to the kinds of charges excluded from such non-GAAP financial measures in prior periods. The exclusion of these charges and costs in future periods could have a significant impact on our non-GAAP financial measures.

Our fiscal year ends on the Saturday closest to January 31. As a result, our fiscal year may include 53 weeks. Our fiscal year ended February 1, 2025 (“fiscal 2024”) consisted of 52 weeks and our fiscal year ended February 3, 2024 (“fiscal 2023”) consisted of 53 weeks. As a result, the fourth quarter of fiscal 2024 consisted of 13 weeks and the fourth quarter of fiscal 2023 consisted of 14 weeks.

T-10	FOURTH QUARTER AND FISCAL 2024 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

(Unaudited)

	THREE MONTHS ENDED		YEAR ENDED
	FEBRUARY 1,	FEBRUARY 3,	FEBRUARY 1,	FEBRUARY 3,
	2025	2024	2025	2024

	(dollars in thousands)
Net income	$13,917	$11,381	$72,412	$127,561
Depreciation and amortization	34,109	34,629	130,191	118,989
Interest expense—net	56,977	59,418	230,601	198,296
Income tax expense (benefit)	(6,083)	(6,354)	4,799	28,261
EBITDA(1)	98,920	99,074	438,003	473,107
Non-cash compensation(2)	10,428	10,844	44,185	39,382
Asset impairments(3)	16,526	—	36,071	3,531
Share of equity method investments loss—net(3)	2,652	3,198	11,380	10,875
Capitalized cloud computing amortization(4)	3,000	2,566	11,017	8,400
Reorganization related costs(3)	4,423	—	4,423	7,621
Other (income) expense—net(5)	2,866	(3,388)	3,395	1,078
Legal settlements—net(3)	—	500	(9,375)	8,500
Recall accrual(3)	—	—	—	(1,576)
Adjusted EBITDA(1)	$138,815	$112,794	$539,099	$550,918
Net revenues	$812,406	$738,260	$3,180,753	$3,029,126
Net income margin(6)	1.7%	1.5%	2.3%	4.2%
EBITDA margin(7)	12.2%	13.4%	13.8%	15.6%
Adjusted EBITDA margin(7)	17.1%	15.3%	16.9%	18.2%
(1)	EBITDA and adjusted EBITDA are supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. We define EBITDA as consolidated net income before depreciation and amortization, interest expense—net and income tax expense (benefit). Adjusted EBITDA reflects further adjustments to EBITDA to eliminate the impact of non-cash compensation, as well as certain non-recurring and other items that we do not consider representative of our underlying operating performance. EBITDA and adjusted EBITDA are included in this shareholder letter because our senior leadership team believes that these metrics provide meaningful supplemental information for investors regarding the performance of our business and facilitate a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. Our measures of EBITDA and adjusted EBITDA are not necessarily comparable to other similarly titled captions for other companies due to different methods of calculation.
(2)	Represents non-cash compensation related to equity awards granted to employees, including the non-cash compensation charge related to an option grant made to Mr. Friedman in October 2020.
(3)	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
(4)	Represents amortization associated with capitalized cloud computing costs.

T-11	FOURTH QUARTER AND FISCAL 2024 FINANCIAL RESULTS AND SHAREHOLDER LETTER

(5)	Amounts consisted of the following in each period:

	THREE MONTHS ENDED		YEAR ENDED
	FEBRUARY 1,	FEBRUARY 3,	FEBRUARY 1,	FEBRUARY 3,
	2025	2024	2025	2024

	(in thousands)
Foreign exchange from transactions(a)	$920	$(574)	$2,731	$2,468
Foreign exchange from remeasurement of intercompany loans(b)	1,946	(2,814)	664	(1,390)
Other (income) expense—net	$2,866	$(3,388)	$3,395	$1,078
(a)	Represents net foreign exchange gains and losses related to exchange rate changes affecting foreign currency denominated transactions, primarily between the U.S. dollar as compared to the euro and pound sterling.
(b)	Represents remeasurement of intercompany loans with subsidiaries in Switzerland and the United Kingdom.
(6)	We define net income margin as net income divided by net revenues.
(7)	We define EBITDA margin as EBITDA divided by net revenues. We define adjusted EBITDA margin as adjusted EBITDA divided by net revenues. We use these non-GAAP financial measures for the same reasons we use EBITDA and adjusted EBITDA. We are not able to provide a reconciliation to the corresponding GAAP measure without unreasonable effort because of the uncertainty and variability of the nature and amount of the non-recurring and other items that are excluded from such non-GAAP financial measures. Such adjustments in future periods are generally expected to be similar to the kinds of charges excluded from such non-GAAP financial measures in prior periods. The exclusion of these charges and costs in future periods could have a significant impact on our non-GAAP financial measures.

Our fiscal year ends on the Saturday closest to January 31. As a result, our fiscal year may include 53 weeks. Our fiscal year ended February 1, 2025 (“fiscal 2024”) consisted of 52 weeks and our fiscal year ended February 3, 2024 (“fiscal 2023”) consisted of 53 weeks. As a result, the fourth quarter of fiscal 2024 consisted of 13 weeks and the fourth quarter of fiscal 2023 consisted of 14 weeks.

T-12	FOURTH QUARTER AND FISCAL 2024 FINANCIAL RESULTS AND SHAREHOLDER LETTER

CALCULATION OF TOTAL DEBT, TOTAL NET DEBT

AND RATIO OF TOTAL NET DEBT TO ADJUSTED EBITDA

(Unaudited)

	FEBRUARY 1,	INTEREST
	2025	RATE(1)
	(dollars in thousands)
Asset based credit facility	$200,000	5.66%
Term loan B(2)	1,935,000	6.93%
Term loan B-2(2)	488,750	7.66%
Notes payable for share repurchases	315	4.14%
Total debt	2,624,065
Cash and cash equivalents	(30,413)
Total net debt(3)	$2,593,652
Adjusted EBITDA(4)	$539,099
Ratio of total net debt to adjusted EBITDA(4)	4.8
(1)	Interest rates for the Term loan B and Term loan B-2 are as of February 1, 2025. Interest rates for the asset based credit facility and notes payable for share repurchases represent the weighted-average interest rate as of February 1, 2025.
(2)	Amounts exclude discounts upon original issuance and third-party offering and debt issuance costs.
(3)	Net debt excludes non-recourse real estate loans of $18 million, which are secured by specific real estate assets and the associated creditors do not have recourse against RH’s general assets.
(4)	The ratio of total net debt to adjusted EBITDA is calculated by dividing total net debt by adjusted EBITDA. Refer to table titled “Reconciliation of Net Income to EBITDA and Adjusted EBITDA” and the related footnotes for definitions of EBITDA and adjusted EBITDA.

T-13	FOURTH QUARTER AND FISCAL 2024 FINANCIAL RESULTS AND SHAREHOLDER LETTER